                                                                      Exhibit 11

                         Marshall & Ilsley Corporation
                       Computation of Earnings Per Share
                        ($000's, except per share data)

                                                    1997      1996      1995
                                                  --------  --------  --------
Basic:
Earnings:
  Net income..................................... $245,144  $203,430  $193,299
  Less: Convertible preferred dividends..........   (5,671)   (3,827)   (2,472)
                                                  --------  --------  --------
Income available to common shareholders.......... $239,473  $199,603  $190,827
                                                  ========  ========  ========
Shares:
  Weighted average number of common shares
   outstanding...................................   91,987    91,875    93,697
  Less: Unvested restricted stock................     (140)     (192)     (254)
                                                  --------  --------  --------
Total average basic shares outstanding...........   91,847    91,683    93,443
                                                  ========  ========  ========
Basic earnings per share......................... $   2.61  $   2.18  $   2.04
                                                  ========  ========  ========
Diluted:
Earnings:
  Net income..................................... $245,144  $203,430  $193,299
  Add: Interest on convertible notes, net of
   income tax effect.............................      233     1,161     1,859
                                                  --------  --------  --------
Income available to common shareholders plus
 conversions..................................... $245,377  $204,591  $195,158
                                                  ========  ========  ========
Shares:
  Weighted average number of common shares
   outstanding...................................   91,987    91,875    93,697
  Additional shares relating to:
    Convertible preferred stock..................    7,208     5,277     3,833
    8.5% convertible debt........................      469     2,400     3,844
    Stock options, restricted stock and
     performance plans...........................    1,726     1,283     1,151
    Forward repurchase contracts.................      120         4       --
                                                  --------  --------  --------
Total average diluted shares outstanding.........  101,510   100,839   102,525
                                                  ========  ========  ========
Diluted earnings per share....................... $   2.42  $   2.03  $   1.90
                                                  ========  ========  ========